EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963
mike.dodson@mattson.com

MATTSON TECHNOLOGY, INC. ANNOUNCES
CHANGES TO BOARD OF DIRECTORS

FREMONT, Calif. - July 27, 2012 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that Hans Betz has retired as chairman of the board and a director of the Company. Ken Kannappan, chief executive officer of Plantronics, Inc. and former chairman of the board of Mattson, will replace Mr. Betz as chairman. Ken Smith, a long-term director of Mattson and former President of WaferTech and Vice President of Operations of Micron Technology, will become vice-chairman of Mattson's board.

David Dutton, president and chief executive officer of Mattson, said: “We thank Hans for all his contributions and industry expertise during his eleven years of service to the Company as a director.”

Mr. Betz stated, “I have found that, with my retirement to my home in Italy, I cannot put in the time that I want for Mattson Technology. I wish the Company all the best in the future.”

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet:www.mattson.com.